Exhibit 10.11

AMENDED AND RESTATED ADVISORY FEE WAIVER AGREEMENT

CRESCENT CAPITAL BDC, INC.

THIS AGREEMENT is hereby made as of August 7, 2018 (the “Agreement”) between Crescent Capital BDC, Inc., a Delaware corporation (the “Company”), and CBDC Advisors, LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Advisor has been appointed the investment adviser of the Company pursuant to an Investment Advisory Agreement, by and between the Company and the Advisor (the “Advisory Agreement”);

WHEREAS, the Company has furnished to investors a Private Placement Memorandum, (as may be amended from time to time, the “Private Placement Memorandum”), for the purposes of providing such investors with certain information about an investment in the Company;

WHEREAS, the Company and the Advisor entered into an Advisory Fee Waiver Agreement dated as of June 19, 2015 (the “Original Fee Waiver Agreement”); and

WHEREAS, the Company and the Advisor desire to make certain changes to the Original Fee Waiver Agreement following a vote of the stockholders of the Company;

NOW, THEREFORE, the Company and the Advisor hereby agree to amend and restate the Original Fee Waiver Agreement in its entirety as follows:

1.

Base Management Fee Waiver. For the period beginning on the effective date of the Advisory Agreement and ending upon the earlier of the end of the Commitment Period (as defined in the Private Placement Memorandum) and a Qualified IPO (as defined in the Private Placement Memorandum) (the “Initial Waiver Period”), subject to the terms hereof, the Advisor agrees to waive any amount of the Company’s Base Management Fees (as defined in the Advisory Agreement), borne by the Company during the Initial Waiver Period, to the extent such Base Management Fees exceed the sum of (i) 0.25% of the aggregate committed but undrawn capital of the Company and (ii) 0.75% of the aggregate gross assets of the Company excluding cash (including capital drawn to pay the Company’s expenses) for any such measurement period used for the purposes of calculating the Base Management Fees.

If the Commitment Period ends prior to a Qualified IPO, for the period beginning as of the end of the Commitment Period and ending upon a Qualified IPO (the “Supplemental Waiver Period”), subject to the terms hereof, the Advisor agrees to waive any amount of the Company’s Base Management Fees (as defined in the Advisory Agreement), borne by the Company during the Supplemental Waiver Period, to the extent such Base Management Fees exceed 0.50% of the aggregate gross assets of the Company excluding cash (including capital drawn to pay the Company’s expenses) for any such measurement period used for the purposes of calculating the Base Management Fees.

2.

Income Incentive Fee Waiver. For the period beginning as of April 1, 2018 and ending upon a Qualified IPO, subject to the terms hereof, the Advisor agrees to waive all of the Company’s Income Fee (as defined in the Advisory Agreement).

3.

Capital Gains Fee Waiver. For the period beginning as of April 1, 2018 and ending upon a Qualified IPO, subject to the terms hereof, the Advisor agrees to waive all of the Company’s Capital Gains Fee (as defined in the Advisory Agreement). Following a Qualified IPO, solely for the purposes of calculating the Capital Gains Fee, the Company will be deemed to have previously paid Capital Gains Fees prior to a Qualified IPO equal to the product obtained by multiplying (a) the sum of (i) the actual aggregate amount of previously paid Capital Gains Fees for all periods prior to a Qualified IPO and (ii) the amount of Capital Gains Fees waived pursuant to this Section 3 by (b) the percentage obtained by dividing (x) 17.5% by (y) 15.0%.

4.

Term. This Agreement shall become effective as of the date set forth above. This Agreement shall terminate automatically (i) in the event of the termination of the Advisory Agreement unless a new investment advisory agreement with the Advisor (or with an affiliate under common control with the Advisor) becomes effective upon such termination or (ii) upon a Qualified IPO.

5.	No Recoupment. The Advisor shall not be entitled to recoup the amount of such waived Base Management Fees, Income Fees or Capital Gains Fees from the Company.

6.

Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

7.

Construction and Forum. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court or Federal court of the United States of America sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by law, in such Federal court.

8.

Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto. The exchange of copies of this Agreement and of signature pages by facsimile transmission or “portable document format” (commonly referred to as “PDF”) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

9.

Severability. If any one or more of the covenants, agreements, provisions or texts of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CBDC ADVISORS, LLC

By:	/s/ George Hawley
Name:	George P. Hawley
Title:	General Counsel

CRESCENT CAPITAL BDC, INC.

By:	/s/ Jason Breaux
Name:	Jason Breaux
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Advisory Fee Waiver Agreement of Crescent Capital BDC, Inc.]